Exhibit 10.20

Factorial, Inc.
19 Presidential Way, Ste 103
Woburn, MA 01801

March 8th 2022

Jason Duva

Re:Offer of Employment by Factorial, Inc.

Dear Jason,

Factorial, Inc. (the “Company”) is pleased to confirm its offer of full-time employment for the role of General Counsel reporting to Siyu Huang, CEO. This offer of employment is contingent upon the satisfactory completion of professional references and a background check prior to your start date. Your mutually agreed upon start date is scheduled for no later than April 30th 2022

The purpose of this letter is to summarize the terms of your employment with the Company, should you accept our offer:

1.

You will be employed on a full-time basis. You will be responsible for executing the duties as described in Exhibit A, plus such other duties as may be assigned to you by the Company. Your employment with the Company will start by the latest of April 30th 2022, after which this offer will be deemed expired. As compensation for your contribution, your base salary will be at a rate of annualized amount $300,000. All payments will be subject to applicable tax and other withholdings as required by law. Such base salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company. Your next opportunity for compensation review will be in Q4 2022. You will be required to execute an

Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement in the forms attached as Exhibit B and Exhibit C, as a condition of your employment.

2.

You are entitled to receive a one-time, non-recurring sign on bonus up to $50,000 (fifty thousand US dollars). This one-time bonus is to cover all relocation expenses, excluding flights for you and your family, which will be booked and paid for by the Company. Per the

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IRS, all sign on bonuses, relocation lump-sums, and relocation reimbursement is taxable to the employee and will be included on employees’ wage. Should you voluntarily terminate your employment with the Company within 5 (five) years from the date set forth in this agreement, you agree to pay back the original amount received under this provision.

3.

During your employment, you will be reimbursed for any reasonable out-of-pocket expense incurred solely to the benefit of the Company. These reimbursement items will include business travel, meals, purchase of materials, and other items as determined by the Company.

4.	Should you accept this offer, your position will be General Counsel. Your title and position will be subject to change by the Company from time to time.
5.

You may participate in any and all bonus and benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. The bonus and benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit plans, may be changed by the Company at any time without advance notice.

6.	You may be eligible for paid unlimited vacation days as long as they are approved by the Company via prior writing.
7.

Subject to the approval of the Board of Directors of the Company, the Company may grant to you an incentive stock option (the “Option”) under the Company’s 2013 Stock Incentive Plan (the “Plan”) for the purchase of 100,000 shares of common stock of the Company at a price per share equal to the fair market value at the time of Board approval. The Option shall be subject to all terms and other provisions set forth in the Plan and in a separate option agreement. The Option will be subject to four-year vesting schedule set forth in the option share agreement, and vesting will accelerate in full upon a change of control or public offering.

8.

A number of shares of common stock equal to $100,000 worth of common stock of the Company based on, granted at, the price per share equal to the fair market value at the time of Board approval, rounded to the nearest whole share. Options will be granted fully vested. This offer is contingent on you full exercising the Options within 90 days of grant date.

9.	You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing (or that purports to prevent) you from entering into employment

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with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

10.

You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need to obtain a work Visa or other employment authorization in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining such work authorization in a timely manner as determined by the Company.

11.

This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the CEO, which expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this letter shall be construed as an agreemeent, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

12.

In return for the compensation payments set forth in this letter, you agree to devote your full business time, best efforts, skill, knowledge, attention, and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company and not to engage in any other business activities without prior approval from the Company. This paragraph does not restrict you from volunteer or charitable activities.

13.

As an employee of the Company, you will be required to comply with all Company policies and procedures. Violations of the Company’s policies may lead to immediate termination of your employment. Further, the Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

14.	You will be required to provide three (3) references to the Company with names, phone numbers and email addresses within 10 business days after you sign this letter. At least two

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references must be a direct supervisor in current or previous positions. If any of the facts your references provide is not consistent with your resume or interview conversation, your offer may be revoked.

15.

You acknowledge and agree that this job placement carries an extended and uncertain timeline and start date, and that the Company’s ability to offer you this position may change prior to your start date. The Company reserves the right to revoke the offer of employment at any time, for any reason allowed within applicable state and federal laws. By signing this Agreement, you agree to waive your right to assert any form of legal claim against the Company related to the revocation and/or alteration of the offer of employment from the beginning of time through and including your starting date of employment with the Company. Your waiver and release is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company up through and including the starting date of employment. In the unlikely event of such termination before the starting of your employment, the Company agrees to pay you the sign on bonus in section 2.

16.

This offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company. The resolution of any disputes under this letter will be governed by the laws of the Commonwealth of Massachusetts.

If you agree with the provisions of this conditional offer letter, please sign in the space provided below by Friday March 11th 2022, otherwise this offer may be revoked.

We look forward to having you join Factorial.

Sincerely,

/s/ Siyu Huang
Siyu Huang

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CEO

Accepted and Agreed:

/s/ Jason Duva	May 5, 2022
Jason Duva	Date

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EXHIBIT A

RESPONSIBILITY AND WORKPLAN

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EXHIBIT B

FACTORIAL INC.

INVENTION AND NON-DISCLOSURE AGREEMENT

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EXHIBIT C

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

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EXHIBIT D

LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP EXCLUDED

UNDER SECTION 3(A) OR CONFLICTING AGREEMENTS DISCLOSED UNDER SECTION 4

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